Exhibit 99.1

Xperi Announces Appointment of Two New Independent Directors

Jeremi Gorman and Roderick Randall Have Expertise in Content Monetization, Digital Media, Automotive Technology and Capital Allocation

Board Expands to Seven Directors

SAN JOSE, Calif., June 10, 2024 -- Xperi Inc. (NYSE: XPER) (the "Company" or "Xperi"), an entertainment technology company that invents, develops and delivers technologies that enable extraordinary experiences, today announced the appointment of Jeremi A. Gorman and Roderick K. (“Rod”) Randall to the Board of Directors (the “Board”), effective June 10, 2024. Following the appointment of Ms. Gorman and Mr. Randall, the Board consists of seven directors, six of whom are independent.

“We welcome Jeremi and Rod, both accomplished leaders with domain expertise relevant to our business needs, to the Xperi Board,” said David C. Habiger, Chair of the Xperi Board. “Their appointments represent the culmination of a thorough process to augment the Board’s composition that began shortly after the Company’s separation from Adeia. These new directors have insights and experience that will help advance our core growth initiatives in streaming, consumer audio and entertainment, connected car and connected TV advertising.”

Jon E. Kirchner, CEO of Xperi, added, “The addition of Jeremi and Rod enhances our Board’s skills and perspectives, while bolstering the Board’s expertise across key functional disciplines, such as product development, commercialization and capital allocation. I look forward to collaborating with them and benefitting from their experience.”

About Jeremi A. Gorman

Ms. Gorman has more than 20 years of experience building and scaling digital media businesses. Most recently, she served as President of Worldwide Advertising for Netflix, Inc. (Nasdaq: NFLX), where she was responsible for launching the company’s first ad-supported streaming service.

Before joining Netflix in 2022, Ms. Gorman served as Chief Business Officer of Snap Inc. (NYSE: SNAP), the parent company of Snapchat, where she was responsible for global revenue. Previously, Ms. Gorman served in a variety of roles at Amazon.com, Inc. (Nasdaq: AMZN), including as Global Head of Enterprise Advertising Sales. Earlier in her career, she held advertising and marketing roles at Yahoo!, Variety and Monster.com. Ms. Gorman currently serves as a senior advisor and is an active angel investor.

Ms. Gorman holds a bachelor's degree from the University of California, Los Angeles and an MBA from Pennsylvania State University. Ms. Gorman is also a founding investor in Angel City Football Club and serves on the board of Women for Women International, as well as GameSquare Holdings, Inc. (Nasdaq: GAME) and Revitate.

Ms. Gorman has also been appointed to the Board’s Nominating and Corporate Governance Committee.

About Roderick K. Randall

Mr. Randall has over 25 years of experience in the wireless, telecommunications, computer-networking and electric vehicle industries. He is currently an Executive Partner at Siris Capital Group, LLC, a private equity investment firm focused on building value at complex telecom and technology companies operating at scale. Prior to Siris Capital, Mr. Randall was a founding partner at S1 Capital Partners. He was also a founding partner at Vesbridge Partners and a General Partner at St. Paul Venture Capital, where he led the mobile investment practice.

Previously, Mr. Randall served as the Chief Marketing Officer at Lucent Technologies, one of the world’s largest telecommunications equipment providers, and was Vice President of Marketing at Ascend Communications (sold to Lucent Technologies). Prior to that, he was Vice President of Strategic Market Development at Madge Networks, following its acquisition of Teleos Communications. Mr. Randall co-founded Teleos Communications in 1987 and served in a variety of roles, including Chief Technology Officer, Vice President of Marketing and Business Development. He began his career at AT&T Bell Laboratories and holds several U.S. patents.

Mr. Randall currently serves as chairman of the board of directors at MagLev Aero Inc., a member of the board of directors at Mavenir Systems Inc. and Fisker Inc. (NYSE: FSR), and is a member of the board of trustees at Vaughn College of Aeronautics and Technology.

He holds a Bachelor of Electrical Engineering with Highest Honors from Georgia Institute of Technology, and a Master of Sciences in Electrical Engineering and Computer Science from the University of California, Berkeley.

Mr. Randall has also been appointed to the Compensation Committee of the Board.

About Xperi Inc.

Xperi invents, develops, and delivers technologies that enable extraordinary experiences. Xperi technologies, delivered via its brands (DTS®, HD Radio™, TiVo®), and by its startup, Perceive, are integrated into billions of consumer devices and media platforms worldwide, powering smart devices, connected cars and entertainment experiences, including IMAX® Enhanced, a certification and licensing program operated by IMAX Corporation and DTS, Inc. Xperi has created a unified ecosystem that reaches highly engaged consumers, driving increased value for partners, customers and consumers.

©2024 Xperi Inc. All Rights Reserved. Xperi, TiVo, DTS, HD Radio, DTS Play-Fi, Perceive and their respective logos are trademark(s) or registered trademark(s) of Xperi Inc. or its subsidiaries in the United States and other countries. IMAX is a registered trademark of IMAX Corporation. All other trademarks and content are the property of their respective owners.

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Contacts

Xperi Investor Contact:

Mike Iburg

VP, Investor Relations

+1 408-321-3827

ir@xperi.com

Media Contact:

Amy Brennan

Senior Director, Corporate Communications

+1 949-518-6846

amy.brennan@xperi.com